Exhibit 14(a)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 23, 2022, with respect to the consolidated financial statements of Barings BDC, Inc. and the senior securities table, incorporated by reference herein, and to the reference to our firm under the headings “Financial Highlights” and “Experts” in the Form N-14.

/s/ KPMG LLP
Charlotte, North Carolina
October 19, 2022